Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Getty Images Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457 (c) and Rule 457 (h)(1)	6,000,000	(1)(2)	$8.17	(3)	$49,020,000	(3)	$92.70 per $1,000,000	$4,544.16
Equity	Class A Common Stock, par value $0.0001 per share	Rule 457 (c) and Rule 457 (h)(1)	5,000,000	(1)(4)	$8.17	(3)	$40,850,000	(3)	$92.70 per $1,000,000	$3,786.80
Equity	Company Common Stock, par value $0.0001 per share	Rule 457 (c) and Rule 457 (h)(1)	47,173,824	(1)(5)	$5.35	(6)	$252,379,958.40	(6)	$92.70 per $1,000,000	$23,395.62	(7)
	Total Offering Amounts:						$342,249,958.40			$31,726.58
	Total Fee Offsets:				—		—			—
	Net Fee Due:									$31,726.58

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Getty Images Holdings, Inc. (the “Company”), which may be offered and issued to prevent dilution resulting from stock splits, stock distributions or similar transactions.

(2)	Covers shares of Class A common stock, par value $0.0001 per share (the “Class A common stock”), of Getty Images Holdings, Inc. (the “Company”) issuable under the Company’s Earn Out Plan.

(3)	Estimated in accordance with Rule 457(c) and Rule 457 (h) of the Securities Act based upon the average of the high and low prices of the Class A common stock on September 20, 2022, as reported by the New York Stock Exchange, which was $8.17.

(4)	Covers shares of Class A common stock issuable under the Company’s 2022 Employee Stock Purchase Plan.

(5)	Covers (i) 22,060,087 shares of Class A common stock reserved for future issuance pursuant to awards that may be granted under the Company’s 2022 Equity Incentive Plan (the “2022 EIP”) and (ii) 25,113,737 shares of Class A common stock issuable upon the exercise of options granted under the 2012 Equity Incentive Plan (the “2012 Equity Plan”) of Griffey Investors, L.P. (the “Partnership”) and Griffey Global Holdings, Inc. (“GGH”), which options converted into options to purchase shares of Class A common stock pursuant to the 2022 EIP upon completion of the business combination effected pursuant to the Business Combination Agreement dated December 9, 2021 between Vector Holding, LLC (the predecessor to the Company), CC Neuberger Principal Holdings II, Vector Merger Sub 1, LLC, Vector Merger Sub 2, LLC, GGH and the Partnership (solely for the purposes of certain sections set forth therein) (the “Business Combination Agreement”).

(6)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act, based upon (i) the weighted average option exercise price of $2.86 for 25,113,737 shares of Class A common stock issuable upon exercise options granted under the 2012 Equity Plan, which options converted into options to purchase shares of Class A common stock pursuant to the 2022 EIP upon completion of the business combination effected pursuant to the Business Combination Agreement and (ii) the average of the high and low prices of the shares of Class A common stock based upon the average of the high and low prices of the Class A common stock on September 20, 2022, as reported by the New York Stock Exchange, which was $8.17, for 22,060,087 shares of Class A common stock.